Exhibit 10.6

February 26, 2020

Anthony D. DiLucente
[ADDRESS WITHHELD FOR PRIVACY]

Dear Tony:

ServiceMaster Global Holdings, Inc. (the “Company”) is in the process of searching for a new permanent Chief Executive Officer (“CEO”).  Your continued leadership is very important to the Company and to the new CEO’s transition at the Company, and therefore the Company is prepared to offer you this retention Letter Agreement (this “Agreement”) to ensure the Company will have the benefit of your continued service.  This Agreement memorializes our discussions and agreement concerning your continued employment as the Chief Financial Officer (the “CFO”) of the Company and if a new CEO elects to bring in a new CFO to the Company, your subsequent role as Executive Advisor and  separation from service with ServiceMaster.  For purposes of this Agreement, “ServiceMaster” or “Company” shall include ServiceMaster Global Holdings, Inc., and each of its subsidiaries.

We have agreed as follows:

1.    Effective Date; Positions

The Company desires to retain your services through March 31, 2021, either in the capacity as CFO or as an Executive Advisor, unless such date is mutually extended by the parties.  If the new CEO elects to bring in a new CFO prior to March 31, 2021, your service as the CFO will terminate on the date on which a new CFO of ServiceMaster is appointed by the Board of Directors of ServiceMaster (the “Board”) and such individual commences employment with ServiceMaster (the “Transition Date”), at which time you will serve in the role of Executive Advisor.

2.    Advisory Period and Separation.

a.    It is expected that you will serve as CFO of the Company until the Transition Date, at which point you will cease to serve as CFO of ServiceMaster and will no longer hold any other officer or, if applicable, subsidiary director positions within ServiceMaster unless mutually agreed between you and the Company in writing.  So long as the Transition Date occurs prior to the termination of your employment with ServiceMaster which is expected to occur on March 31, 2021 (the “Separation Date”), for the period beginning on the Transition Date and ending on the Separation Date (such period, the “Advisory Period”), ServiceMaster shall appoint you to serve as an Executive Advisor.  During the Advisory Period, you will provide such services as the then Chief Executive Officer of ServiceMaster shall reasonably request, including assisting with the transition of your duties to your successor.  At all times on and after the Transition Date, you shall not act for, bind or represent ServiceMaster for any purpose, except as may be reasonably requested by the then  Chief Executive Officer of ServiceMaster.  During the Advisory Period, you will provide advisory services to ServiceMaster on an exclusive basis at mutually agreeable times, and shall not provide services to any other entity.  Your separation from service as an employee of ServiceMaster will be effective upon the close of business on the Separation Date, unless your employment terminates earlier.  In the event your employment is terminated by ServiceMaster for “cause” (as defined in that certain Non-Competition/Non-Solicitation/Confidentiality agreement between you and ServiceMaster executed on the date hereof and attached as Exhibit A hereto (the “Restrictive Covenant Agreement”)) or by you for any reason prior to the Separation Date, this Agreement will be null and void ab initio.

b.    During the Advisory Period, subject to your execution without revocation of the Release and Waiver of Claims contained in Section 3 of this Agreement, you will remain a full-time employee of

ServiceMaster for purposes of ServiceMaster’s employment policies, plans and practices, in accordance with the following:

(i)        You will receive an annual rate of base salary of equal to the level of your then base salary (your “Base Salary”) in accordance with ServiceMaster’s regular payroll practices. You will be paid any accrued, unpaid wages through your Separation Date (including any accrued, unused vacation time as reflected in ServiceMaster’s HRIS system) on the first regularly scheduled pay date following your Separation Date or within the time period required by applicable law.

(ii)       You will continue to receive benefits under the ServiceMaster Health and Welfare Benefit Plan.  You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the last day of your employment.  You are solely responsible for the payment of any premiums for COBRA coverage.

(iii)      If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

(iv)      If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate in the DCP will end on your Separation Date. Any balance in your DCP account will be distributed or held in accordance with your prior elections, subject to the terms of the DCP and applicable rules and regulations.

(v)       If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012, the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, you will continue to participate in such plans, and vest in any outstanding stock options, restricted stock units or other equity awards held by you, in accordance with the terms of such plans, through your Separation Date.  Upon your Separation Date, you shall cease to be eligible to be vested in, and shall forfeit any, then unvested awards under such plans, in accordance with the terms and conditions of the applicable plans. This Agreement does not change the terms of those plans.

c.    Notwithstanding the terms and conditions of the ServiceMaster 2020 Annual Incentive Plan (the “2020 Bonus Plan”), and subject to your execution, not earlier than the Separation Date, without revocation of the Release of Claims attached as Exhibit B hereto, you will continue to be eligible to earn an annual bonus under such plan, in accordance with the terms and conditions (including performance metric achievement) of the 2020 Bonus Plan, as if you had remained employed as Chief Financial Officer of ServiceMaster through the date bonuses (if any) become payable under such plan to the other executive officers of ServiceMaster in respect of the 2020 fiscal year, with such amount to be prorated based on the number of days you are employed as CFO in the 2020 fiscal year relative to 365 days.  Any such bonus payout will be paid to you when paid to such officers who participate in the 2020 Bonus Plan.

d.    In exchange for your promises as set forth in this Agreement, your execution of the Restrictive Covenant Agreement and your execution, not earlier than the Separation Date, and non-revocation of the Release of Claims attached as Exhibit B hereto, and subject to your compliance with the terms and conditions hereof, upon your Separation Date, ServiceMaster agrees to provide you with severance pay in an amount which equals the product of (x) one multiplied by (y) the sum of (i) your Base Salary plus (ii) your target annual bonus under the 2020 Bonus Plan (approximately $370,000 depending on base salary level).  The amount of the target annual bonus under the 2020 Bonus Plan in the preceding sentence is in addition to any amount earned in Section 2(c) above.  Thus, if Mr. DiLucente serves as CFO for all of 2020 and the Company earns a bonus award of 100% of target, his payout would be approximately $740,000, plus base salary.  The severance pay will be paid in 12 equal monthly installments with the last installment being the final balance due.  The severance payments will commence on the first practicable regularly scheduled pay date after the Separation Date in compliance with Section 409A of the Code (as defined below).

e.    The compensation and benefits provided in this Section 2 above represents all of the amounts you will be entitled to receive from ServiceMaster and you will not be paid any other compensation or benefits.  In addition to any other remedies which may be available at law, ServiceMaster may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

f.    You further acknowledge and agree that you are and will, following the Separation Date, continue to be subject to the covenants set forth in Sections 3, 4 and 5 of your Restrictive Covenant Agreement, and you will continue to be covered under the provisions of your Restrictive Covenant Agreement, in accordance with the terms thereof.

3.    Release of Claims and Covenant Not to Sue.  This Release of Claims is entered into by you, Anthony D. DiLucente, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and ServiceMaster Global Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).

a.    Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from ServiceMaster.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b.    Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency.  Further, nothing in the Letter Agreement shall be construed to waive (i) any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits, (ii) any claims related to the benefits described in Section 2 of this Agreement or your rights to vested benefits under any ServiceMaster plan, (iii) any claims related to your indemnification rights or your rights to recover under any D&O policy, or (iv) any claims that may arise after the Effective Date.

c.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d.    Representations: You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to ServiceMaster.

4.    Confidential Information.  You acknowledge and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means (a) all trade secrets, proprietary information, business techniques and processes, technical know-how and other non-public information (including customer, supplier, marketing and financial information) used by ServiceMaster in connection with its business operations; (b) non-public business information obtained from customers, franchisees, suppliers, contractors and other business partners; and (c) private personnel information.  Nothing in this Agreement precludes you from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law (including for the avoidance of doubt under Rule 21F under the Securities Exchange Act of 1934); (b) cooperating with any government investigation; or (c) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby noticed as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

5.    Non-Disparagement.  At all times during the Advisory Period and for two years thereafter, you agrees that you will refrain from making public statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  At all times during the Advisory Period and for two years thereafter, ServiceMaster agrees that its active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, which criticize, disparage or defame you.  Nothing in this Agreement, however, shall be construed to prevent you or ServiceMaster (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive-type statements not in violation of any restrictive covenants that you may be subject to.  There shall be no third-party beneficiaries of this Section 5, other than applicable subsidiaries of ServiceMaster.

6.    Code of Ethics and Business Conduct.  You previously have been provided or have access through ServiceMaster intranet site to ServiceMaster Code of Ethics and Business Conduct (the “Code of Ethics”).  The discovery of any failure by you to abide by the Code of Ethics, whenever discovered, shall entitle ServiceMaster to exercise any and all available legal remedies, including the suspension and recoupment of any payments made or due under this Agreement and any other agreements between the parties.

7.    Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

8.    Assistance.  You agree to provide information to ServiceMaster as requested to help transition your job duties and to cooperate fully with ServiceMaster and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge.

9.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

10.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.

11.    Notices. All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster: ServiceMaster Global Holdings, Inc. 150 Peabody Place Memphis, TN 38103-3270 Attn: General Counsel

If to you, at the most recent address listed in ServiceMaster’s human resources information system.

12.    Governing Law and Venue.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  Subject to the dispute resolution provisions herein, any judicial proceeding arising from and relating to this Agreement shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Agreement.  The parties shall stipulate in any proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

13.    Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with ServiceMaster to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall ServiceMaster be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  You understand that ServiceMaster has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of ServiceMaster related to taxation.  You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

14.    Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non-solicitation/non-compete issues except as stated herein.

15.    OWBPA Notice.  Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:

•	This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;
•	You are advised to consult with your personal attorney before signing this Agreement;
•	You have 21 days from your receipt of this Agreement to consider the Agreement (the “Review Period”);
•

If your executed Agreement is not received by ServiceMaster within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void;

•

You have seven days after you sign this Agreement to revoke the Agreement.   If you want to revoke this Agreement, you must deliver a written revocation to ServiceMaster Global Holdings, Inc.; 150 Peabody Place, Memphis, TN  38103-3270; Attn: General Counsel.

16.    Effective Date.  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (for purposes of clarity and the avoidance of doubt, the Company is not permitted to revoke this Agreement).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

/s/ Anthony D. DiLucente	/s/ Naren K. Gursahaney
Anthony D. DiLucente	Naren K. Gursahaney Chair of the the Board of Directors and interim CEO
ServiceMaster Global Holdings, Inc.
Date: 2/26/2020	Date: 2/26/2020

Exhibit A

CONFIDENTIALITY/NON-COMPETE AGREEMENT

THIS AGREEMENT is made by and between The ServiceMaster Company L.L.C., a Delaware limited liability company with its principle place of business in Memphis, Tennessee, together with its general partners, limited partners, parents, subsidiaries, divisions, affiliated entities, successors and assigns, now owned or hereafter acquired, (collectively “ServiceMaster” or the “Company") and the undersigned employee (“Employee”).

WITNESSETH

ServiceMaster is engaged in highly competitive businesses that provide services and products to customers, in a form and manner acceptable to the specific customer which is unique to each property, the knowledge of which is a valuable proprietary asset of ServiceMaster;

Employee is employed by, or has been offered employment with, ServiceMaster in a capacity that will enable Employee to develop valuable relationships and goodwill with the Company’s customers and/or have access to ServiceMaster’s valuable Confidential Information, which ServiceMaster has invested (and will invest) substantial time, money and effort in developing and thus has a strong business interest in protecting. For purposes of this Agreement, “Confidential Information” means all non-public information relating to ServiceMaster’s business operations, including, without limitation, information relating to customers (including customer identity, relationships, preferences, needs and buying history), vendors, contractors/subcontractors, products, services, pricing, costs, profit margins, marketing and sales strategies, marketing and sales techniques, finances, business plans and strategies, business methods and technical know-how;

Through ServiceMaster’s efforts and the efforts of employees acting on its behalf, ServiceMaster’s customer relationships, goodwill and Confidential Information, together and independently, give ServiceMaster an economic and competitive advantage in the market and if provided to a competitor or used by a current or former ServiceMaster employee on his or her own behalf or on behalf of a competitor would give that employee, former employee or competitor an unfair economic and competitive advantage in the market; and

Employee recognizes that ServiceMaster’s need for the following covenants is based on the following: (a) ServiceMaster has or will expend substantial time, money and effort in developing Employee in the business of ServiceMaster; (b) Employee will, in the course of his/her employment, be personally entrusted with and exposed to ServiceMaster’s customers and/or Confidential Information; and (c) ServiceMaster will suffer irreparable harm if Employee voluntarily or involuntarily terminates his/her employment and thereafter directly or indirectly violates any of the following covenants;

Therefore, in consideration of ServiceMaster hiring Employee, continuing to employ Employee, entering into the Retention Letter Agreement, dated February 26, 2020 with Employee; training employee regarding the Company’s business operations, and entrusting Employee with access to ServiceMaster’s customers and/or Confidential Information, ServiceMaster and Employee agree as follows:

1.    Prior Agreements.

(a)    Employee warrants and represents that he/she is not subject to any provision of any prior Employment Agreement that would prevent him/her from entering into this Agreement or performing his/her duties and obligations hereunder. To the extent Employee has confidential information or materials of any former employer, Employee acknowledges that ServiceMaster has directed him/her not to disclose such confidential information or materials to ServiceMaster or any of its employees and that ServiceMaster prohibits Employee from using that confidential information or materials in any work performed for ServiceMaster. Employee will not bring to ServiceMaster, and will not use or disclose, any confidential, proprietary information or trade secrets acquired by Employee prior to employment with ServiceMaster.

(b)    To the extent any provision of this Agreement conflicts with any prior Employment Agreement, however titled, between ServiceMaster and Employee, the terms of this Agreement shall prevail. All other provisions contained in any prior Employment Agreement will remain enforceable and will supplement this Agreement.

2.    Advertising. Employee authorizes ServiceMaster, during his/her employment and for a reasonable time thereafter, to use any name or photograph relating or referring to Employee in literature or any other form of communication distributed by ServiceMaster for advertising or promotional purposes.

3.    Inventions.

(a)    Disclosure of Improvements or Inventions. Employee acknowledges and agrees that he/she will promptly notify ServiceMaster of all inventions, improvements, discoveries or methods relating to or useful in connection with any business conducted by ServiceMaster, now or in the future, which Employee makes or discovers while employed by ServiceMaster. Employee further agrees to assign to ServiceMaster all rights, title and interest in such inventions, improvements, discoveries, methods and any related patents or patent applications and copyrights which pertain to a business in which ServiceMaster is engaged, is reasonably expected to engage in, or which ServiceMaster has previously expressed an intention to enter. All rights, title and interest in and to all inventions, works of authorship, developments, concepts, discoveries, ideas, trademarks and trade secrets, whether or not patentable or registrable under copyright or similar laws (“Inventions”) which Employee may solely or jointly develop, conceive or reduce to practice, during the period of employment, except as provided in paragraph 3(b) below, are the sole property of ServiceMaster. Employee further agrees that all such Inventions, including works of authorship are “works for hire” for purposes of ServiceMaster’s rights under copyright laws. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with ServiceMaster. Employee further agrees to perform, during and after employment with ServiceMaster, all acts deemed necessary or desirable to permit and assist ServiceMaster, at its own expense, in obtaining and enforcing the full benefits, enjoyment, rights and title, throughout the world, of and to the Inventions hereby assigned to ServiceMaster as set forth above.

(b)    Inventions Not Assigned. Employee understands and acknowledges that the assignment of inventions under this Agreement does not apply to an invention which Employee may have acquired in connection with an invention, discovery or improvement developed entirely on Employee’s own time for which no equipment, supplies, facilities or trade secret information of ServiceMaster was used and (i) does not relate directly or indirectly to the business of ServiceMaster or its actual or demonstrably anticipated research or development, or (ii) does not result from any work performed by Employee for ServiceMaster.

4.    Restrictive Covenants.

(a)    Non-Disclosure of Confidential Information. Both during Employee’s employment and at all times thereafter, Employee will safeguard ServiceMaster’s Confidential Information and will not disclose or use any Confidential Information for Employee’s own benefit or the benefit of any other person or entity.

(b)    Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby notified as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c)    Non-Competition/Non-Solicitation/Non-Interference. During Employee’s employment and for one (1) year following the separation of Employee’s employment for any reason, whether for cause or without cause, Employee shall not, directly or indirectly, individually or in concert with others:

    (i)    within any county/parish where Employee was assigned duties during the last twelve (12) months of Employee’s employment own (other than as a minority owner of less than 2% of a publicly traded company or owner of shares in a mutual fund), manage, finance, operate, engage in, become employed with or provide services or support to any business that markets or provides any service or product that is competitive with the products or services offered, marketed or provided by the business unit(s), subsidiary(ies) and/or affiliated entity(ies) with whom Employee was employed during the last twelve (12) months of employment;

    (ii)    within any county/parish where Employee was assigned duties during the last twelve (12) months of Employee’s employment solicit, contact, sell to or provide any service or product to any person or entity in competition with the business unit(s), subsidiary(ies) and/or affiliated entity(ies) with whom Employee was employed during the last twelve (12) months of employment;

    (iii)    solicit, contact, sell to or provide any service or product to any ServiceMaster customer with whom Employee had actual contact during the last twelve (12) months of employment for the purpose of providing any service or product in competition with a service or product offered, marketed, or provided, at the time of contact, by the business unit(s), subsidiary(ies) and/or affiliated entity(ies) with whom Employee was employed;

    (iv)    recruit, solicit, induce or encourage any employee to terminate his/her employment with ServiceMaster and/or seek employment or association with any other person, business or entity; or

    (v)    solicit, induce or encourage any ServiceMaster franchise, customer, contractor, vendor, supplier or other business partner to sever, terminate or not renew its relationship with ServiceMaster or otherwise interfere with ServiceMaster’s relationship with any franchise, customer, contractor, vendor, supplier or other business partner.

    For Employees employed with ServiceMaster’s Business Service Center during the last twelve (12) months of their employment, or any portion thereof, the restrictions contained in paragraphs 4(c)(i) and (ii) shall apply to all of ServiceMaster’s operations across the United States and such other locations across the globe in which ServiceMaster operated during that period, as such employees have access to customer and Confidential Information for multiple, if not all, ServiceMaster business units, subsidiaries and affiliated entities in all locations in which ServiceMaster conducts business.

(d)     No conflicts. During Employee’s employment, Employee will devote his/her best efforts to the interests of the Company and will not engage in other employment or activities that conflict with Employee’s job duties for the Company. Employee agrees to promptly disclose to the Company any outside activities that create an actual or potential conflict of interest as defined in the Company’s Conflicts of Interest policy.

(e)    Disclosure of Obligations to New Employer. Prior to commencing employment with any subsequent employer, Employee shall disclose his/her obligations hereunder and furnish that employer with a copy of this Agreement. Employee also authorizes ServiceMaster to provide a copy of this Agreement to his/her subsequent employer(s).

5.    Return of Company Property. Promptly after the separation of Employee’s employment or upon ServiceMaster’s request at any time (whichever occurs earlier), Employee will deliver to ServiceMaster all business related documents including, but not limited to, originals and copies of memoranda, customer lists, materials relating to procedures, samples, records, documents, contracts, formulas, computer programs, product information and all other Confidential Information which Employee has obtained while employed. Immediately upon separation of employment, Employee shall return all equipment, electronic communication resources, vehicles, keys, credit cards, identification cards, uniforms, employment accessories, and the like which were issued to Employee during Employee’s term of employment.

    6.    Exit Interview. Prior to the time Employee’s employment with ServiceMaster ceases for any reason, whether voluntary or involuntary, Employee agrees to meet with a designated representative of ServiceMaster to review Employee’s obligations under this Agreement.

    7.    Remedies. Employee acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary for the protection of ServiceMaster’s business and goodwill including its Confidential Information and trade secrets. Employee further agrees that if Employee breaches or threatens to breach any of Employee’s obligations hereunder, ServiceMaster will suffer irreparable harm and monetary damages will be insufficient to remedy such a breach. Therefore, ServiceMaster, in addition to any other remedies available to it under the law, may obtain specific performance and/or injunctive relief against Employee to prevent such continued or threatened breach. Employee acknowledges that ServiceMaster may elect or not elect to seek enforcement of this or any other Employee Confidentiality/Non-Compete Agreement and that such election shall in no way be construed as a waiver of ServiceMaster’s right to enforce the terms of this Agreement against Employee. Further, Employee acknowledges that ServiceMaster’s decision not to enforce another employee’s obligations under his/her Employee Confidentiality/Non-Compete Agreement shall not be considered an admission or waiver of any right regarding the confidential nature of the proprietary and trade secret information described herein. Employee also acknowledges and agrees that Employee shall reimburse ServiceMaster its reasonable attorneys’ fees and costs incurred by it in enforcing any of its rights or remedies under this section or any other provision of this Agreement.

8.    Severability. Employee acknowledges and represents that the duration, geographical scope, activity and subject matter of the restrictive covenants set forth herein are fair, reasonable and not excessively broad and are necessary to protect ServiceMaster’s relationships with customers, goodwill and Confidential Information. Employee agrees that ServiceMaster is entitled to rely upon such representation. It is the desire and intent of ServiceMaster and Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible. The invalidity or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable any other provision hereof. It is intended that any provision herein that is subsequently held by a court of competent jurisdiction to be invalid or unenforceable as written be construed as valid and enforceable to the fullest extent possible. If any restriction in this Agreement is determined by a court of competent jurisdiction to be unenforceable by reason of its geographic or business scope or duration, such provision shall be construed as if such scope or duration had been more narrowly drafted and defined so as not to be invalid or unenforceable.

9.    Modification. This Agreement may be modified only in writing by ServiceMaster’s President. Employee acknowledges that no other manager or representative has any authority to enter into any agreement for employment for any specified period or to make any agreement contrary to the foregoing.

10.    Governing Law. As ServiceMaster is headquartered in Tennessee and both parties will have substantial contacts with the State of Tennessee in the performance of this Agreement, the parties expressly agree that the interpretation and enforcement of this Agreement shall be governed by the laws of the State of Tennessee, without reference to its conflicts of law rules that may require application of the law of another jurisdiction. Any judicial action to enforce or challenge this Agreement shall be brought in the federal or state courts located in Shelby County, Tennessee, which shall be the exclusive forum for resolving such disputes. Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action. In any proceeding relating to the interpretation or enforcement of this Agreement, the parties stipulate that this Agreement shall be considered for all purposes to have been executed and delivered in the State of Tennessee.

11.    Voluntary Agreement. Employee acknowledges and agrees that he/she reviewed all aspects of this Agreement, has carefully read and fully understands all the provisions of this Agreement, and voluntarily enters into this Agreement.

    IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date below.

Employee:

 /s/ Anthony D. DiLucente

Anthony D. DiLucente

Date: 2/26/2020

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Exhibit B

Release of Claims

This Release of Claims (the “Release”) is entered into by you, Anthony D. DiLucente, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and ServiceMaster Global Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).

1.    Release.  In exchange for the consideration provided to you in that certain Letter Agreement entered into between you and ServiceMaster as of February 26, 2020 (the “Letter Agreement”), you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from ServiceMaster.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Release includes a release of all known and unknown claims through the Effective Date.

2.    Limitation of Release.  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency.  Further, nothing in this Release shall be construed to waive (i) any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits , (ii) any claims related to the benefits described in Section 2 of the Letter Agreement or your rights to vested benefits under any ServiceMaster plan, (iii) any claims related to your indemnification rights or your rights to recover under any D&O policy, or (iv) any claims that may arise after the Effective Date.

3.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Release under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

4.    Representations. You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to ServiceMaster.

5.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Release may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

6.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Release, the breach of this Release, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Release.

7.    Notices. All notices required or permitted pursuant to this Release shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster: ServiceMaster Global Holdings, Inc. 150 Peabody Place Memphis, TN 38103-3270 Attn: General Counsel

If to you, at the most recent address listed in ServiceMaster’s human resources information system.

8.    Governing Law and Venue.  The interpretation, construction and performance of this Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  Subject to the dispute resolution provisions herein, any judicial proceeding arising from and relating to this Release shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Release.  The parties shall stipulate in any proceeding that this Release is considered for all purposes to have been executed and delivered in the State of Tennessee.

9.    OWBPA Notice.  Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:

    This Release includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

    You are advised to consult with your personal attorney before signing this Release;

    You have 21 days from your receipt of this Release to consider the Release (the “Review Period”);

    If your executed Release is not received by ServiceMaster within seven days from the end of the Review Period, the Release and any promises offered on behalf of Company contained in the Letter Agreement will be null and void;

    You have seven days after you sign this Release to revoke the Release.   If you want to revoke this Release, you must deliver a written revocation to ServiceMaster Global Holdings, Inc.; 150 Peabody Place, Memphis, TN  38103-3270; Attn: General Counsel.

10.    Effective Date.  This Release becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (for purposes of clarity and the avoidance of doubt, the Company is not permitted to revoke this Agreement).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS RELEASE.

Anthony D. DiLucente
ServiceMaster Global Holdings, Inc.
Date: ______________________________	Date:_____________________________

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